Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-256001) of Bowman Consulting Group Ltd. of our report dated March 8, 2022, with respect to the consolidated financial statements of McMahon Associates, Inc. and Affiliate for the year ended December 31, 2021, which appear in this Current Report on Form 8-K/A.

/s/ Kaye Kendrick Enterprises, LLC

Tallahassee, Florida

July 19, 2022